Comerica

SECOND MODIFICATION TO LOAN AND SECURITY AGREEMENT

This Second Modification to Loan and Security Agreement (this "Modification") is entered into by and between Monterey Gormet Foods, Inc. ("Borrower") and COMERICA BANK ("Bank") as of this 21st of May, 2007, at San Jose, California.

RECITALS

This Modification is entered into upon the basis of the following facts and understandings of the parties, which facts and understandings are acknowledged by the parties to be true and accurate:

Bank and Borrower previously entered into a Loan and Security Agreement (Accounts and Inventory) dated March 27, 2006, which was subsequently modified pursuant to that certain modification agreement dated January 4, 2007. The Loan and Security Agreement as so modified, and as such may be otherwise modified, amended, restated, supplemented, revised or replaced from time to time prior to the date hereof shall collectively be referred to herein as the "Agreement."

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

AGREEMENT

1. Incorporation by Reference. The Recitals and the documents referred to therein are incorporated herein by this reference. Except as otherwise noted, the terms not defined herein shall have the meaning set forth in the Agreement.

2. Modification to the Agreement. Subject to the satisfaction of the conditions precedent as set forth in Section 3 hereof, the Agreement is hereby modified as set forth below.

A. Section "1.6" of the Agreement is hereby deleted in its entirety and is replaced with the following:

"1.6" Intentionally Omitted."

B. Section "1.18" of the Agreement is hereby deleted in its entirety and is replaced with the following:

"1.18" Intentionally Omitted."

C. Section "2.1" of the Agreement is hereby deleted in its entirety and is replaced with the following:

"2.1 Upon the request of the Borrower, made at any time and from time to time during the term hereof, and so long as no Event of Default has occurred, Bank shall lend to Borrower an amount equal to the Credit Limit, minus all Letter of Credit Obligations. If at any time for any reason, the amount of Indebtedness owed by Borrower to Bank pursuant to this Section 2.1 and Section 2.3 of this Agreement is greater than the aggregate amount available to be drawn under this Section 2.1, Borrower shall immediately pay to Bank, in cash, the amount of such excess."

D. Section "2.3" of the Agreement is hereby deleted in its entirety and is replaced with the following:

"2.3 Subject to the terms and conditions of this Agreement, Bank agrees to issue or cause to be issued letter of credit for the account of Borrower during the term of this Agreement in the aggregate the Letter of Credit Obligations shall not in any case exceed zero ($ 0.00). All letters of credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of standard Letter of Credit Application and Agreement.

The obligation of Borrower to immediately reimburse Bank for drawings made under letters of credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such letters of credit. Borrower shall indemnify, defend, protect and hold Bank harmless from any loss, cost, expense, or liability, including, without limitation, reasonable attorney's fees, arising out of or in connection with any letters of credit."

E. In Section "3.1" of the Agreement the date "June 1, 2007" is deleted in its entirety and replaced with "June 30, 2008".

F. Section "6.1" of the Agreement is hereby deleted in its entirety and is replaced with the following:

"6.1 If so requested by Bank, Borrower shall, at such intervals designated by Bank, during the term hereof execute and deliver a Report of Accounts Receivable or similar report, in form customarily used by Bank."

G. Section "6.2" of the Agreement is hereby deleted in its entirety and is replaced with the following:

"6.2 Returns and allowances, if any, as between Borrower and its customers, will be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at this time. Any merchandise which is returned by an account debtor or otherwise recovered shall be set aside, marked with Bank's name, and Bank shall retain a security interest therein. Borrower shall promptly notify Bank of all disputes and claims and settle or adjust them on terms approved by Bank. After default by Borrower hereunder, no discount, credit or allowance shall be granted to any account debtor by Borrower and no return of merchandise shall be accepted by Borrower without Bank's consent. Bank may, after default by Borrower, settle or adjust disputes and claims directly with account debtors for amounts and upon terms which Bank considers advisable, and in such cases Bank will credit Borrower's loan account with only the net amounts received by Bank in payment of the Accounts, after deducting all Bank Expenses in connection therewith."

H. Section "6.4" of the Agreement is hereby deleted in its entirety and is replaced with the following:

"6.4 Intentionally Omitted."

I. In Section "6.6q" of the Agreement the amount "One Million and no/100 ($1,000,000.00) is deleted in its entirety and replaced with One Million Five Hundred Thousand and no/100 ($1,500,000.00)."

J. Section "6.7" of the Agreement is hereby deleted in its entirety and is replaced with the following:

"6.7 Borrower shall permit representatives of Bank to conduct audits of Borrower's Books relating to the Accounts and other Collateral and make extracts therefrom, with results satisfactory to Bank, provided that Bank shall use its best efforts to not interfere with the conduct of Borrower's business, and to the extent possible to arrange for verification of the Accounts directly with the account debtors obligated thereon or otherwise, all under reasonable procedures acceptable to Bank and at Borrower's sole expense; provided, however, that, prior to an Event of Default, Borrower shall not be responsible for more than one (1) such audit in each calendar year."

K. Section "6.16(b)" of the Agreement is hereby deleted in its entirety and replaced with the following:

"6.16(b) Borrower shall deliver to Bank within forty five (45) days after the end of each quarter, a company prepared balance sheet and profit and loss statement covering Borrower's operations and deliver to Bank within one hundred twenty (120) days after the end of each of Borrower's fiscal years a(n) audited statement of the financial condition of Borrower for each such fiscal year, including but not limited to, a balance sheet and profit and loss statement and any other report requested by Bank relating to the Collateral and the financial condition of Borrower, and a certificate signed by an authorized employee of Borrower to the effect that all reports, statements, computer disk or tape files, computer printouts, computer runs, or other computer prepared information of any kind or nature relating to the foregoing or documents delivered or caused to be delivered to Bank under this subparagraph are complete, correct and thoroughly present the financial condition of Borrower and that there exists on the date of delivery to Bank no condition or event which constitutes a breach or Event of Default under this Agreement."

L. Section "6.16(c)" of the Agreement is hereby deleted in its entirety and replaced with the following:

"6.16(c) In addition to the financial statement requested above, within thirty (30) days of the end of the applicable measurement period (i.e. quarterly, semi-annually, etc.) set forth in this clause (c) (other than with respect to those items witch provide that they are due on a daily basis, which such items shall be due on a daily basis), Borrower agrees to provide Bank with the following schedules:

___X___ Compliance Certification on a ___quarterly___ basis;"

M. The Inventory Rider made a part of and incorporated into the Agreement is hereby deleted in its entirety.

3. Legal Effect.

a. Except as specifically set forth in this Modification, all of the terms and conditions of the Agreement remain in full force and effect. Except as expressly set forth herein, the execution, delivery, and performance of this Modification shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Agreement.

b. Borrower represents and warrants that each of the representations and warranties contained in the Agreement are true and correct as of the date of this Modification, and that no Event of Default has occurred and is continuing.

c. The effectiveness of this Modification and each of the documents, instruments and agreements entered into in connection with this Modification is conditioned upon receipt by Bank of this Modification and any other documents which Bank may require to carry out the terms hereof.

d. In consideration for Bank's willingness to enter into this Modification, Borrower shall pay to Bank a non-refundable fee in the sum of Three Hundred Fifty and no/100 Dollars ($350.00), which shall be deemed earned by Bank as of the date of this Modification and shall be payable by Borrower concurrently with Borrower's execution of this Modification.

4. Miscellaneous Provisions.

a. This is an integrated Modification and supersedes all prior negotiations and agreements regarding the subject matter hereof. All amendments hereto must be in writing and signed by the parties.

b. This Modification may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have agreed as of the date first set forth above.

MONTEREY GOURMET FOODS, INC.

By: _______________
Eric Eddings
Title: Chief Executive Officer

By: _______________
Scott Wheeler
Title: Chief Financial Officer

COMERICA BANK

By: _______________
Christy Gonzalez
Title: Assistant Vice President - Western Market